Exhibit 10.15
EXECUTION COPY
EMPLOYMENT AGREEMENT
     The parties to this Employment Agreement (the “Agreement”) are Brian J. Bell (the “Executive”), residing at 25 Colony Court, Stamford, Connecticut 06905, and ORBCOMM Inc. (the “Company”), a company organized under the laws of Delaware, with principal offices located at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. Effective as of the Start Date (as defined below), this Agreement amends, restates and supersedes in its entirety the Employment Agreement between the Executive and the Company that was effective as of July 1, 2009 (the “2009 Agreement”), except as otherwise provided in Section 8(b) below.
     The Company desires to provide for the Executive’s continued employment by the Company, and the Executive desires to accept such continued employment under the terms and conditions contained herein, and the parties hereto have agreed as follows:
          1. Employment. The Company shall employ the Executive, and the Executive shall serve the Company, as Executive Vice President, Sales & Marketing, with duties and responsibilities compatible with that position. The Executive agrees to devote his full time, attention, skill, and energy to fulfilling his duties and responsibilities hereunder. The Executive’s services shall be performed principally at the Company’s headquarters or such other principal location in the eastern United States as the Company shall determine. As set forth in Section 3(g) below, the Company reserves the right to relocate the Executive to its offices in Dulles, Virginia.
          2. Term of Employment. The Executive’s employment under this Agreement shall commence as of December 31, 2010 (the “Start Date”) and shall continue through December 31, 2011 (the “Initial Term”). Upon the expiration of the Initial Term or any extension thereof, the Initial Term or the extended term, as applicable, shall be automatically extended by twelve (12) additional calendar months through the next December 31st, unless either party hereto notifies the other party in writing at least ninety (90) days in advance of such expiration that he or it does not want such extension to occur (a “Notice of Non-Extension”), in which case the Initial Term or the extended term, as applicable, will not be further extended and the Executive’s employment will terminate upon such expiration. Notwithstanding the foregoing, the Executive’s employment with the Company may be terminated prior to the expiration of the Initial Term or any extended term pursuant to the provisions of Section 4 or 5 below. Hereinafter, the period of the Executive’s employment with the Company is referred to as the “Term.”
          3. Compensation. As full compensation for the services provided under this Agreement, the Executive shall be entitled to receive the following compensation during the Term:

          (a) Base Salary. The Executive shall be entitled to receive an annual base salary (the “Base Salary”) of $205,000. Upon each anniversary of the Start Date, the Base Salary may be increased by the Company in its sole discretion. Base Salary payments hereunder shall be made in arrears in substantially equal installments (not less frequently than monthly) in accordance with the Company’s customary payroll practices for its other executives, as those practices may exist from time to time.
          (b) Bonus. For each calendar year, the Executive shall also be eligible to receive a bonus (the “Bonus”) equal to up to 75% of Base Salary, determined based on the achievement of performance targets (both financial and qualitative) established each year by the Board of Directors of the Company. In order to receive such a Bonus, if any, the Executive must be actively employed by the Company on the date on which such Bonus is scheduled to be paid to the Executive and not have had his employment terminated with “cause” pursuant to Section 4(c) below prior to the payment of such Bonus. Further, if the Company establishes a bonus plan or program in which the Company’s executives are generally permitted to participate, then the Executive shall be entitled to participate in such plan or program. The terms and conditions of the Executive’s participation in, and/or any award under, any such plan or program shall be in accordance with the controlling plan or program documents.
          Any Bonus hereunder will be paid during the year following the fiscal year for which the Bonus is being paid, provided that the Bonus will be paid no earlier than the rendering of the Company’s audited financial statements for that fiscal year and in any case no later than the earlier of (i) 30 days after such rendering of the Company’s audited financial statements for that fiscal year and (ii) June 30th of the year following that fiscal year.
          (c) Employee Benefits. Subject to the Executive satisfying and continuing to satisfy any plan or program eligibility requirements and other terms and conditions of the plan or program, the Executive shall be entitled to receive Company-paid medical and disability insurance, Company-paid term life insurance (which shall provide for a death benefit payable to the Executive’s beneficiary), Company-paid holiday and vacation time, and other Company-paid employee benefits (collectively, “Employee Benefits”), at least equivalent to those provided to other executives of the Company generally, subject to applicable policy limitations and maximums. In addition, the Executive shall be entitled to participate in any profit sharing plan and/or pension plan generally provided for the executives of the Company or any of its subsidiaries, provided that the Executive satisfies any eligibility requirements for participation in any such plan. Notwithstanding the foregoing, the Company reserves the right to amend, modify, or terminate, in its sole discretion and consistent with applicable law, any Employee Benefit and any Employee Benefit plan, program or arrangement provided to employees in general.
          (d) Equity Plan Participation. The Executive shall be entitled to participate in any equity incentive plan established by the Company in which the Company’s executives generally are permitted to participate. The terms and conditions of the Executive’s participation in, and/or any award under, any such plan shall be in accordance with the applicable controlling plan document and/or award agreement.

          (e) Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, upon his presentation of appropriate vouchers and/or documentation covering such expenses. Without limiting the generality of the foregoing, the Company shall reimburse the Executive for all reasonable transportation, lodging, food, and other expenses incurred by him in connection with traveling on Company business.
          (f) Automobile. The Company shall reimburse the Executive for up to $700 per month for automobile expenses, including lease, insurance, and maintenance costs.
          (g) Relocation. In the event that the Company elects to relocate the Executive to its offices in Dulles, Virginia, the Company will reimburse the Executive for his reasonable expenses incurred as a result of such relocation (including, without limitation, brokerage fees incurred in connection with selling the Executive’s primary residence), as reasonably approved by the Company, provided that the total amount of such reimbursement will not exceed 50% of the Base Salary. Any such reimbursement will be made by the Company within thirty (30) days of the Executive’s submission of such expenses for reimbursement (including any supporting documentation requested by the Company). The Executive agrees that he will submit any such reimbursement request, with requested supporting documents, to the Company no later than February 13th of the year following the year in which the underlying expense is incurred so that the Company may make such reimbursement no later than March 15th of the year following the year in which the underlying expense is incurred.
          (h) Withholdings. All payments made under this Section 3, or any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.
          4. Termination of Employment.
          (a) Absence. If the Executive shall fail or be unable to perform his essential duties under this Agreement for any reason, including a physical or mental disability, with or without reasonable accommodation, for one hundred eighty (180) calendar days during any twelve (12) month period or for one hundred (120) consecutive calendar days, then the Company may, by notice to the Executive, terminate his employment under this Agreement as of the date of the notice. Any such termination shall be made only in accordance with applicable law.
          (b) Death. The Executive’s employment under this Agreement shall terminate automatically upon his death.
          (c) Termination by the Company. The Company shall have the right, exercisable at any time in its sole discretion, to terminate the employment of the Executive for any reason whatsoever with or without “cause” (as defined below). The Executive’s employment shall not be deemed to have been terminated with “cause” unless he shall have received written notice from the Company at or prior to the termination of employment advising him of the specific acts or omissions alleged to constitute “cause” and, in the case of those acts or omissions that are reasonably capable of being corrected, those acts or omissions continue uncorrected after he shall have had a reasonable opportunity (not to exceed fifteen (15) calendar days) to correct them.
          As used in this Agreement, termination with “cause” shall mean only the Executive’s involuntary termination for reason of (i) the Executive’s breach of a fiduciary duty of loyalty owed to the Company or any of its subsidiaries, (ii) the Executive’s conviction of a crime or plea of guilty or no contest to a crime, (iii) the Executive’s gross negligence in the performance of his duties, (iv) the Executive’s willful misconduct, including, without limitation, embezzlement, (v) the Executive’s material breach of this Agreement, or (vi) conduct by the Executive beyond the scope of his authority as an officer and employee of the Company, which conduct gives rise to a hearing before any governmental department or agency seeking termination or revocation of any governmental license.
          (d) Termination by the Executive.
          (i) The Executive shall have the right to terminate his employment with the Company, provided that he provides the Company with at least two (2) months of advance written notice of such decision. Upon the receipt of such notice from the Executive, the Company may in its sole discretion accelerate such two-month period in order to make such termination effective sooner, and/or may withdraw any and all duties from the Executive and exclude him from the Company’s premises during the notice period.
          (ii) Notwithstanding Section 4(d)(i) above, in the event that the Company elects to relocate the Executive to its offices in Dulles, Virginia in accordance with Section 3(g) above, such election to be communicated to the Executive in writing, and the Executive elects not to relocate, such decision will be deemed to be a voluntary resignation of employment by the Executive to be effective upon a date to be mutually agreed upon by the parties hereto or, failing such agreement, two (2) months following the date on which the Executive notifies the Company of his decision not to relocate.
          (e) Severance. If the Company terminates the Executive’s employment without “cause” pursuant to Section 4(c) above, or the Executive’s employment terminates as a result of a Notice of Non-Extension provided to the Executive by the Company pursuant to Section 2 above, then, subject to the Executive’s execution of the Release attached hereto as Exhibit A (or in a substantially similar form as the Company deems necessary in order to comply with then applicable law) (the “Release”) and the Release becoming effective in accordance with its terms not later than the 60th day following the Executive’s termination of employment, the Executive shall be entitled (i) to receive, as severance payments, ninety (90) days of his then

Base Salary, payable in accordance with the Company’s payroll schedule in effect from time to time (the “Severance Payments”), and (ii) to the extent he is then a participant in the Company’s health insurance plan and eligible for benefits under plan terms, and only if the benefit under this clause (ii) does not cause the Company to fail to satisfy the requirements of, or be in violation of, Section 2716 of the Public Health Service Act or Section 9815 of the Internal Revenue Code, to continued health insurance coverage for ninety (90) days immediately following such termination at then existing employee contribution rates, which the Executive shall pay (such continued coverage to run concurrently with any continued coverage obligation under the federal law known as COBRA or any state equivalent) (such severance payments and continued health insurance coverage being the Executive’s sole entitlement upon any such termination). Subject to the last paragraph of this Section 4(e), the Severance Payments will begin to be paid on the 60th day following the Executive’s termination of employment. Subject only to the Executive’s delivery of an executed Release and such Release becoming effective within the provided sixty-day period, the Company’s obligation under this Section 4(e) shall be absolute and unconditional, and the Executive shall be entitled to such severance benefits regardless of the amount of compensation and benefits the Executive may earn or be entitled to with respect to any other employment he may obtain during the period for which severance payments are payable.
          If the Executive’s employment with the Company is terminated pursuant to Section 4(d)(ii) above, the Executive shall be entitled to severance benefits in accordance with, and subject to the Release requirement of, the preceding paragraph as if his employment were terminated by the Company without “cause.”
          If the Executive’s employment with the Company is terminated pursuant to Sections 4(a) or 4(b) above, if the Company terminates the Executive’s employment with “cause” pursuant to Section 4(c) above, if the Executive terminates his employment pursuant to Section 4(d)(i) above (but not pursuant to Section 4(d)(ii) above), or if the Executive’s employment terminates as a result of a Notice of Non-Extension provided to the Company by the Executive, then the Executive shall not be entitled to any further payments under this Agreement, including Base Salary, Bonus, Employee Benefits, or severance, except as otherwise required by applicable law.
          To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code (hereinafter, “Code Section 409A”)) that is not exempt from Code Section 409A, and such amount is payable as a result of a “separation from service” (as defined in Code Section 409A), including any amount payable under this Section 4 or Section 5 below, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to the Executive until the day after the date that is six months following his separation from service (the “Specified Employee Payment Date”), but only if, as of his separation from service, he is a “specified employee” under Code Section 409A and any relevant procedures that the Company may establish. For the avoidance of doubt, on the Specified Employee Payment Date, the Executive will be paid in a single lump sum all payments that otherwise would have been made to him under this Agreement during the six-month period but were not because of this paragraph. This paragraph will not be applicable after the Executive’s death.
          5. Merger or Sale of Assets. If a “Change of Control” occurs, then the Executive shall be entitled to severance benefits upon the termination of his employment thereafter in accordance with, and subject to the Release requirement of, Section 4(e) above as if his employment were terminated by the Company without “cause,” unless the successor or transferee entity continues the Executive’s employment on substantially equivalent terms and substantially equivalent responsibilities as set forth in Section 1 above. This Agreement shall be binding on any and all successors and/or assigns of the Company, and the Company may assign its rights and obligations under this Agreement in connection with a Change of Control to the successor or transferee entity without the Executive’s consent.
          “Change of Control” means (a) the Company’s merger or consolidation with another corporation or entity, (b) the Company’s transfer of all or substantially all of its assets to another person, corporation, or other entity, or (c) a sale of the Company’s stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of the Company immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by the Company of the Company’s stock or pursuant to any stock-based compensation plan of the Company).
          6. Obligations of the Executive.
          (a) Protectable Interests of the Company. The Executive acknowledges that he has played and will continue to play an important role in establishing the goodwill of the Company and its related entities, including relationships with clients, employees, and suppliers. The Executive further acknowledges that over the course of his employment with the Company, he has and will continue to (i) develop special relationships with clients, employees, and/or suppliers, and/or (ii) be privy to Confidential Information (as defined below). As such, the Executive agrees to the restrictions below in order to protect such interests on behalf of the Company, which restrictions the parties hereto agree to be reasonable and necessary to protect such interests.
          (b) Non-Competition. During the Executive’s employment and for the one (1) year period immediately thereafter, or, if greater, for the period of time during which the Executive is receiving severance payments under Sections 4(e) or 5 above, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party: (i) engage in any business activity; (ii) provide professional services to another person or entity (whether as an employee, consultant, or otherwise); or (iii) become a partner, member, principal, or stockholder in any entity; and in each such case, that is in competition with the Business. For purposes of this Section 6(b) and Section 6(c) below, “Business” shall mean the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems that operate on such services, or any other business in which the Company is materially engaged during the six (6) month period immediately preceding the Executive’s termination of employment. The Executive acknowledges and understands that, due to the global nature of the Company’s business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive’s obligation under this Section 6(b) would be inappropriate and counter to the protections sought by the Company hereunder.
          (c) Non-Solicitation. During the Executive’s employment and for the two (2) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party: (i) solicit any business or contracts, or enter into any business or contract, directly or indirectly, with any supplier, licensee, customer, or partner of the Company that (A) was a supplier, licensee, customer, or partner of the Company at, or within six (6) months prior to, the termination of Executive’s employment, or (B) was a prospective supplier, licensee, customer, or partner of the Business at the time of the Executive’s termination of employment, and in either case, for purposes of engaging in an activity that is in competition with the Business; or (ii) solicit or recruit, directly or indirectly, any of the Company’s or its subsidiaries’ employees, or any individuals who were employed by the Company or its subsidiaries within six (6) months prior to the termination of the Executive’s employment, for employment or engagement (whether as an employee, consultant, or otherwise) with a person or entity involved in marketing or selling products or services competitive with the Business. The Executive acknowledges and understands that, due to the global nature of the Company’s business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive’s obligation under this Section 6(c) would be inappropriate and counter to the protections sought by the Company hereunder.
          (d) Confidential Information. The Executive acknowledges that during the course of his employment with the Company, he has had and will continue to have access to information about the Company, and its clients and suppliers, that is confidential and/or proprietary in nature, and which belongs to the Company. As such, at all times, both during his employment and thereafter, the Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company, and not disclose to any other person or entity (without the prior written authorization of the Company) any Confidential Information (as defined below). Notwithstanding anything contained in this Section 6(d), the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that the Executive notifies the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to the Executive’s disclosure of any Confidential Information.
          For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information which belongs to the Company, or any of its clients or suppliers, including without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to the Executive by the Company or otherwise obtained by the Executive during the course of his employment, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property. “Confidential Information” does not include any of the foregoing information which has entered the public domain other than by a breach of this Agreement or the breach of any other obligation to maintain confidentiality of which the Executive is aware.
          (e) Return of Company Property. Upon the termination of the Executive’s employment with the Company (whether upon the expiration of the Term or otherwise), or at any time during such employment upon request by the Company, the Executive will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity, any and all property which belongs to the Company, or which belongs to any other third party and is in the Executive’s possession as a result of his employment with the Company, including without limitation, computer hardware and software, palm pilots, pagers, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, and other documents and information, including any and all copies of the foregoing.
          (f) Ownership of Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its affiliates’ actual or anticipated business, research, and development, or existing or future products or services, and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while engaged by the Company or any of its affiliates (including any of the foregoing that constitutes any Confidential Information) (“Work Product”) belong to the Company or such affiliate, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such affiliate.
          (g) Judicial Modification. The Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in this Section 6 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in this Section 6 is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, “blue penciled” or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law.

          (h) Equitable Relief. The Executive acknowledges that the remedy at law for his breach of this Section 6 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of this Section 6, the Company shall be entitled to immediate injunctive relief (or other equitable relief) from any court with proper jurisdiction and may obtain a temporary order restraining any further violation. No bond or other security shall be required in obtaining such equitable relief, and the Executive hereby consents to the issuance of such equitable relief. Nothing in this Section 6(h) shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the parts of this Section 6 which may be pursued or availed of by the Company.
          7. Arbitration. Except as provided in Section 6(h) above, any dispute or controversy between the parties hereto, whether during the Term or thereafter, including without limitation, any and all matters relating to this Agreement, the Executive’s employment with the Company and the cessation thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in New York, New York pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final, and binding to the fullest extent permitted by law. The parties agree to waive their right to a trial by jury and agree that they will not make a demand, request or motion for a trial by jury or court. This agreement to arbitrate shall be binding upon the heirs, successors, and assigns and any trustee, receiver, or executor of each party. A party shall initiate the arbitration process by delivering a written notice of such party’s intention to arbitrate to the other party at the address set forth above and by filing the appropriate notice with the AAA. The parties shall select an arbitrator by mutual agreement, within thirty (30) days after the written notice of intention to arbitrate is received, from a list of eligible arbitrators received from the AAA who are on its Employment Dispute Resolution roster (or the equivalent thereof). If the parties fail to agree on an arbitrator, the AAA Administrator or his/her delegate shall select an arbitrator, who is a member of the AAA’s Employment Dispute Resolution roster (or the equivalent thereof). There shall be one arbitrator. The arbitrator shall have the authority to resolve all issues in dispute, including the arbitrator’s own jurisdiction, whether any dispute must be arbitrated hereunder, and whether this Section 7 is void or voidable, and to award compensatory remedies and other remedies permitted by law. The arbitrator shall decide the matters in dispute in accordance with the governing law provisions of this Agreement, except that the parties agree that this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The award of the arbitrator shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accountings. Except as otherwise provided by the arbitrator in accordance with applicable law, each party hereto shall be responsible for paying its own attorneys’ fees and costs incurred in connection with any dispute between the parties. To the extent inconsistent with the form of arbitration agreement that the Company’s employees generally are required to enter into, including the Executive, this arbitration provision shall control. Otherwise, to the extent compatible, effect shall be given to both this arbitration provision and the Company’s form of arbitration agreement that the Executive has executed or will be required to execute.

          8. Miscellaneous.
          (a) Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or five (5) days after mailed by registered mail, return receipt requested, to the Executive and the Company at their respective addresses set forth above (or at such other address as a party may specify by notice to the other).
          (b) Entire Agreement; Amendments. This Agreement contains a complete statement of all of the arrangements between the Executive and the Company with respect to the employment of the Executive by the Company and the Executive’s compensation for such employment, and supersedes all previous agreements, arrangements and understandings, written or oral, relating thereto other than any existing equity award agreements previously executed by the parties hereto. This Agreement may not be amended except by a written agreement signed by the Company and the Executive. Effective as of the Start Date, this Agreement supersedes and replaces in its entirety the 2009 Agreement, provided that any obligations of the Executive under the 2009 Agreement applicable to the time period before the Start Date (such as the Executive’s obligation to keep certain information confidential) shall survive and remain enforceable.
          The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with Code Section 409A or to minimize or eliminate any income inclusion and penalties under Code Section 409A (e.g., under any document or operational correction program), the Company and the Executive agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis, as needed. Further, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts that are payable under a “nonqualified deferred compensation plan” (as defined in Code Section 409A) that is not exempt from Code Section 409A unless such termination of employment is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “employment termination,” “termination of employment,” “termination date,” “employment termination date,” or like term shall mean “separation from service” or the date of the “separation from service,” as applicable.
          (c) Severability. In the event that any provision of this Agreement, or the application of any provision to the Executive or the Company, is held to be unlawful or unenforceable by any court or arbitrator, then the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

          (d) Waiver. No waiver by any party hereto of any breach of any term or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.
          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey without regard to its conflict of laws principles.
          IN WITNESS WHEREOF, the parties hereto have executed this document as of the ___ day of November, 2010 to be effective as of the Start Date.

ORBCOMM Inc.

By:
Name:	Brian J. Bell
Title:

EXHIBIT A — GENERAL RELEASE
     FOR AND IN CONSIDERATION OF the severance benefits set forth in the employment agreement to which this General Release is attached, I, Brian J. Bell, agree, on behalf of myself, my heirs, executors, administrators, and assigns, except as otherwise provided in this General Release, to release and discharge ORBCOMM Inc. (the “Company”), and its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my employment agreement, my employment by the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. §§ 2000ff et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann. §§ 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann. §§ 51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. §§ 10:5-1 et seq., the New Jersey Conscientious Employee Protection Act, as amended, N.J. Stat. Ann. §§ 34:19-8 et seq., any federal, state, or local “whistleblower” law, and any other equivalent federal, state, or local statute; provided that I do not release or discharge the Released Parties (1) from any Losses arising under the ADEA which arise after the date on which I execute this General Release or (2) from any rights that I may have to be indemnified by the Company for any acts or omissions by me made in the course of my role as an officer and employee of the Company. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.
     I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment agreement, my employment, or with the termination of such employment.

     I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to my employment agreement, my employment, or the cessation thereof, and agree not to voluntarily participate in such a proceeding. Notwithstanding the prior sentence, to the extent that applicable law does not permit me to waive my right to file such a complaint, charge, or claim, I hereby waive my right to, and agree, to the maximum extent permitted by law, not to, seek, receive, collect, or benefit from any monetary or other compensatory settlement, award, judgment, or other resolution (including a resolution that would otherwise provide for my reinstatement to employment) of any complaint, charge, or claim that any agency or other body pursues against any of the Released Parties, whether pursued solely on my behalf or on behalf of a greater class of individuals. However, nothing in this General Release shall preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.
     I acknowledge that I have twenty-one (21) days in which to consider whether to execute this General Release. I understand that I may waive such 21-day consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to __________________ at the Company by delivering such written notice to him at ______________________.
     If seven (7) days pass without receipt of such written notice of revocation, this General Release shall become binding and effective on the eighth day (the “Release Effective Date”).
     This General Release shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws principles.

Brian J. Bell			Date

STATE OF	)

	:	ss.:
COUNTY OF	)

          On the ___ day of ___________________ in the year 201__, before me, the undersigned, personally appeared Brian J. Bell, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public